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June 1, 2011

United States Securities and Exchange Commission
100 F Street, N.E.
Washington D.C. 20549

Dear Sirs/Madams:

We have read Item of 4.01 of Online Disruptive Technologies, Inc.’s Form 8-K dated June 1, 2011 and we agree with the statements made therein.

Yours Truly,

CHANG LEE LLP
Chartered Accountants